As filed with the Securities and Exchange Commission on September 28, 2005

Registration No. 333-08485

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ICOS CORPORATION

(Exact name of registrant as specified in its charter)

Washington	91-1463450
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

22021 – 20th Avenue S.E.

Bothell, Washington 98021

(Address of principal executive offices) (Zip Code)

ICOS CORPORATION 1989 STOCK OPTION PLAN

ICOS CORPORATION 1991 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

(Full title of the Plan)

JOHN B. KLIEWER, ESQ.

Vice President and General Counsel

ICOS Corporation

22021 - 20th Avenue, S.E.

Bothell, Washington 98021

(Name and address of agent for service)

(425) 485-1900

(Telephone number, including area code, of agent for service)

Copy to:

STEPHEN M. GRAHAM, ESQ

Orrick, Herrington & Sutcliffe LLP

719 Second Avenue, Suite 900

Seattle, Washington 98104

(206) 839-4300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
See below (1)	N/A	N/A	N/A	N/A

(1)	No additional securities are to be registered, and registration fees were paid upon filing of the original Registration Statement on Form S-8 (Registration No. 333-08485). Therefore, no further registration fee is required.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2, or Amendment, to the registration statement on Form S-8 (File No. 333-08485), or the Registration Statement, is being filed pursuant to Rule 414(d) of the Securities Act of 1933, as amended, or the Securities Act, in connection with the reincorporation of ICOS Corporation, a Delaware corporation, or ICOS Delaware, as a Washington corporation. The reincorporation was effected pursuant to an Agreement and Plan of Merger, or the Merger Agreement, dated July 22, 2005 between ICOS Delaware and ICOS Washington Corporation, a Washington corporation and wholly owned subsidiary of ICOS Delaware, or ICOS Washington or, alternatively, the registrant. Among other things, the Merger Agreement provided for the merger, or the Merger, of ICOS Delaware with and into ICOS Washington with ICOS Washington surviving the Merger and being renamed ICOS Corporation.

Prior to the Merger, ICOS Washington had no assets or liabilities other than nominal assets or liabilities. In connection with the Merger, ICOS Washington succeeded by operation of law to all of the assets and liabilities of ICOS Delaware. The Merger was approved by the stockholders of ICOS Delaware on May 4, 2005 at a meeting for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

As a result of the Merger, which was consummated on September 27, 2005, (i) each share of common stock, par value $0.01 per share, of ICOS Delaware issued and outstanding was converted into one share of common stock, par value $0.01 per share, of ICOS Washington; (ii) ICOS Washington assumed and continued the stock option plans and all other employee benefit plans of ICOS Delaware; (iii) each issued and outstanding option to acquire shares of ICOS Delaware was converted into and became an equivalent option to acquire an equal number of shares of ICOS Washington common stock; and (iv) the exercise price per share under each issued and outstanding option remained equal to the exercise price per share immediately prior to the Merger.

Except as modified by this Amendment, ICOS Washington, by virtue of this Amendment, expressly adopts the Registration Statement as it own registration statement for all purposes of the Securities Act and the Exchange Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by ICOS Washington or ICOS Delaware under the Exchange Act with the Securities and Exchange Commission, or the SEC, are incorporated herein by reference:

a.	ICOS Delaware’s annual report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC on March 14, 2005;

b.	ICOS Delaware’s quarterly reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005, filed with the SEC on May 5, 2005 and August 4, 2005, respectively;

c.	ICOS Delaware’s current reports on Form 8-K filed with the SEC on January 10, 2005, January 14, 2005, January 21, 2005, February 3, 2005, March 24, 2005, May 6, 2005 and July 25, 2005, ICOS Delaware’s amended current report on Form 8-K/A filed with the SEC on March 18, 2005 and ICOS Washington’s current report on Form 8-K filed with the SEC on September 27, 2005;

d.	Descriptions of the registrant’s common stock contained in a registration statement filed with the SEC pursuant to Section 12 of the Exchange Act on Form 8-A on April 18, 1991 and as amended and filed on Form 8-A/A with the SEC on May 21, 2003 and September 27, 2005, including any amendments or reports filed for the purpose of updating such descriptions; and

e.	Descriptions of the registrant’s preferred share purchase rights contained in a registration statement filed with the SEC pursuant to Section 12 of the Exchange Act and descriptions of the Rights Agreement as filed on Form 8-A with the SEC on August 9, 2002 and as amended and filed on Form 8-A/A with the SEC on September 27, 2005, including any amendments or reports filed for the purpose of updating such descriptions.

All documents subsequently filed by ICOS Washington pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act, or WBCA, authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act. Section 10 of the registrant’s Amended and Restated Bylaws provides for indemnification of the registrant’s directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the registrant also may be indemnified against liability they incur for serving in that capacity under a directors’ and officers’ liability insurance policy maintained by the registrant.

Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law, self-dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 10 of the registrant’s Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, these limitations on a director’s liability to the registrant and its shareholders.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Name
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Orrick, Herrington & Sutcliffe LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (previously filed and included in signature page)

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Post-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bothell, state of Washington on September 27, 2005.

ICOS CORPORATION

By:	/s/ Paul N. Clark
Paul N. Clark Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Paul N. Clark, Michael A. Stein, Gary L. Wilcox and John B. Kliewer, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Paul N. Clark Paul N. Clark	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	September 27, 2005

/s/ Michael A. Stein Michael A. Stein	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 27, 2005

/s/ Gary L. Wilcox Gary L. Wilcox	Director, Executive Vice President, Operations	September 27, 2005

Signatures	Title	Date
Teresa Beck	Director

/s/ Vaughn D. Bryson Vaughn D. Bryson	Director	September 27, 2005

*Frank T. Cary Frank T. Cary	Director	September 27, 2005

* James L. Ferguson James L. Ferguson	Director	September 27, 2005

Robert J. Herbold	Director

*David V. Milligan David V. Milligan	Director	September 27, 2005

*Robert W. Pangia Robert W. Pangia	Director	September 27, 2005

Jack W. Schuler	Director

*By:	/s/ Gary L. Wilcox
Gary L. Wilcox
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Name
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Orrick, Herrington & Sutcliffe LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (previously filed and included in signature page)